CERTIFICATE OF AMENDMENT
                                       TO THE

                        RESTATED CERTIFICATE OF INCORPORATION

                                         OF

                          BASIC EARTH SCIENCE SYSTEMS, INC.


PURSUANT TO the General Corporation Law of the State of Delaware the undersigned corporation adopts the following Certificate of Amendment to the Restated Certificate of Incorporation:

ARTICLE I
- ----------
Name
- -----
The name of the corporation is BASIC EARTH SCIENCE SYSTEMS, INC. (the "Corpora-tion").

ARTICLE II
- -----------
Amendment Adopted
- ------------------
Pursuant to approval of the holders of the majority of the Corporation's out-standing stock obtained at a meeting of the shareholders of the Corporation held on October 6, 1995, the Fourth Article of the Restated Certificate of Incorpora-tion of the Corporation was amended and restated in its entirety as follows:

                              "FOURTH

     The total number of shares of stock which the corporation is authorized to issue is Thirty-five Million Shares (35,000,000) of a par value of $0.001 each, consisting of Three Million Shares (3,000,000) of preferred stock and Thirty-two Million Shares (32,000,000) of common stock and the Board of Directors is authorized to issue such shares without further authorization from the shareholders and, as to the preferred shares, the Board of Directors is granted the authority to provide for the issuance of preferred shares in series, the designation, voting powers, full, limited or no voting powers, and such designations, preferences, conversion rights, re-demption rights, dividend rights, preemptive rights, participating rights, optional rights, or other special rights, qualifications, limitations, or restrictions."

ARTICLE III
- ------------
Stated Capital
- ---------------

As a result of the change in par value of the Corporation's capital, the stated capital of the Corporation shall be reduced by the re-allocation of capital from the stated capital account to the capital surplus account.


                                     CERTIFICATE

Pursuant to the General Corporation Law of the State of Delaware, the under-signed corporation does hereby certify that this Certificate of Amendment to the Restated Certificate of Incorporation of Basic Earth Science Systems, Inc. has been duly adopted pursuant to the approval and vote of the holders of the majority of said corporation's outstanding stock in accordance with Section 242 of the General Corporation Law of the State of Delaware.

Dated:  March 31, 1996


                         BASIC EARTH SCIENCE SYSTEMS, INC.



                         By   /s/Ray Singleton
                              ------------------------
                              Ray Singleton, President

ATTEST:



By   /s/David J. Flake
     -------------------------
     David J. Flake, Secretary